As filed with the Securities and Exchange Commission on February 28, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Quantumscape Corporation

(Exact name of registrant as specified in its charter)

Delaware	85-0796578
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1730 Technology Drive
San Jose, California 95110

(Address of Principal Executive Offices, including zip code)

2020 Equity Incentive Plan
2020 Employee Stock Purchase Plan

(Full title of the plan)

Jagdeep Singh
Chief Executive Officer
1730 Technology Drive
San Jose, California 95110
(408) 452-2000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Michael J. Danaher Mark B. Baudler Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Jagdeep Singh Chief Executive Officer 1730 Technology Drive San Jose, California 95110 (408) 452-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT

QuantumScape Corporation (the “Registrant”) is filing this Registration Statement with the Securities and Exchange Commission (the “SEC”) to register additional shares of Class A Common Stock (as defined below) that have been added to Registrant’s equity plans in accordance with the “evergreen” adjustment provisions of such plans that allow for an automatic annual increase in the number of shares subject thereto and as further described below.

The number of the Registrant’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), available for grant and issuance under the 2020 Equity Incentive Plan (the “2020 Plan”) is subject to an annual increase on the first day of each fiscal year beginning with fiscal year 2022, in an amount equal to the least of (i) 41,500,000 shares, (ii) five percent (5%) of the outstanding shares of all classes of the Registrant’s common stock on the last day of the immediately preceding fiscal year or (iii) such number of shares determined by the 2020 Plan administrator. The number of shares of Class A Common Stock available for issuance under the 2020 Employee Stock Purchase Plan (the “ESPP”) is subject to annual increase on the first day of each fiscal year beginning with fiscal year 2022 equal to the least of (i) 7,600,000 shares, (ii) one percent (1%) of the outstanding shares of all classes of common stock on the last day of the immediately preceding fiscal year or (iii) such number of shares determined by the ESPP administrator.

On January 1, 2022, the number of shares of the Registrant’s Class A Common Stock available for grant and issuance under the 2020 Plan and available for issuance under the ESPP increased by 21,415,959 shares and 4,283,191 shares, respectively. On January 1, 2023, the number of shares of the Registrant’s Class A Common Stock available for grant and issuance under the 2020 Plan increased by 21,897,965 shares.

In accordance with General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the registration statement on Form S-8 filed with the SEC on February 1, 2021 (File No. 333-252606), as supplemented, amended or superseded by the information set forth herein. In accordance with the instructional note to Part I of Form S-8 promulgated by the SEC, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:

(1)	Our Registration Statement on Form S-8 filed with the SEC on February 1, 2021 (File No. 333-252606);
(2)	Our Annual Report on Form 10-K (File No. 001-39345) for the fiscal year ended December 31, 2022 filed with the SEC on February 28, 2023;
(3)

Our Current Reports on Form 8-K or 8-K/A filed on February 9, 2023, February 9, 2023, February 13, 2023, and February 28, 2023 (excluding any information furnished in such reports under Item 2.02, Item 7.01 or Item 9.01); and

(4)

The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on June 24, 2020, and any amendment or report filed with the SEC for the purpose of updating the description, including Exhibit 4.4 to our Annual Report on Form 10-K, field with the SEC on February 28, 2022.

All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC (including, without limitation, information furnished under Item 2.02 or Item 7.01 of Current Reports on Form 8-K and the exhibits related to such items furnished under Item 9.01) shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

The Registrant has filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

EXHIBIT INDEX

		Incorporated By Reference
Exhibit	Description	Form	File No.	Exhibit No.	Filing Date

4.1	Amended and Restated Certificate of Incorporation of QuantumScape Corporation	8-K	001-39345	3.1	December 2, 2020

4.2	Amended and Restated Bylaws of QuantumScape Corporation	8-K	001-39345	3.1	October 25, 2022

4.3†	QuantumScape Corporation 2020 Equity Incentive Plan	8-K	001-39345	10.8	December 2, 2020

4.4†	QuantumScape Corporation 2020 Equity Incentive Plan — Form of Stock Option Agreement	8-K	001-39345	10.9	December 2, 2020

4.5†	QuantumScape Corporation 2020 Equity Incentive Plan — Form of Restricted Stock Unit Agreement	8-K	001-39345	10.10	December 2, 2020

4.6†	QuantumScape Corporation 2020 Equity Incentive Plan — Form of Restricted Stock Agreement.	8-K	001-39345	10.11	December 2, 2020

4.7†	QuantumScape Corporation 2020 Employee Stock Purchase Plan	8-K	001-39345	10.12	December 2, 2020

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, P.C. with respect to the legality of the securities being registered

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1 hereto)

24.1*	Power of Attorney (contained on signature page hereto)

107*	Calculation of Filing Fee Table

*	Filed herewith.

†	Indicates management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended. the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on February 28, 2023.

QuantumScape Corporation

By:	/s/ Jagdeep Singh
Jagdeep Singh
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jagdeep Singh and Kevin Hettrich, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jagdeep Singh Jagdeep Singh	Chief Executive Officer and Chairman (Principal Executive Officer)	February 28, 2023

/s/ Kevin Hettrich Kevin Hettrich	Chief Financial Officer (Principal Financial and Accounting Officer)	February 28, 2023

/s/ Frank Blome Frank Blome	Director	February 28, 2023

/s/ Brad Buss Brad Buss	Director	February 28, 2023

/s/ Jeneanne Hanley Jeneanne Hanley	Director	February 28, 2023

/s/ Susan Huppertz Susan Huppertz	Director	February 28, 2023

/s/ Jürgen Leohold Jürgen Leohold	Director	February 28, 2023

/s/ Gena Lovett Gena Lovett	Director	February 28, 2023

/s/ Fritz Prinz Fritz Prinz	Director	February 28, 2023

/s/ JB Straubel JB Straubel	Director	February 28, 2023

/s/ Dipender Saluja Dipender Saluja	Director	February 28, 2023

/s/ Jens Wiese Jens Wiese	Director	February 28, 2023